PROSPECTUS Dated November 21, 2011	Term Sheet No. 587 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated February 4, 2013
Rule 433

GLOBAL MEDIUM-TERM NOTES, SERIES F
Fixed Rate Senior Notes Due February 14, 2028

     We, Morgan Stanley, will issue the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due February 14, 2028 (the "notes") only in registered form, which form is further described under "Description of Notes-Forms of Notes" in the accompanying prospectus supplement.

     We describe the basic features of the notes, including how interest is calculated, accrued and paid, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), in the section of the accompanying prospectus supplement called "Description of Notes" and in the section of the accompanying prospectus called "Description of Debt Securities-Fixed Rate Debt Securities," subject to and as modified by the provisions described below.

Principal Amount:	$	Interest Payment Period:	Semi-annually
Maturity Date:	February 14, 2028	Interest Payment Dates:	Each February 14 and
August 14 commencing
August 14, 2013
Settlement Date	February 14, 2013	Call Price:	NA
(Original Issue Date):
Interest Accrual Date:	February 14, 2013	First Call Date:	NA
Issue Price:	100%	Call Frequency:	NA
Commissions:	%	Business Day:	New York
Proceeds to Morgan	$	Minimum Denominations:	$1,000 and integral
Stanley:			multiples of $1,000 in
excess thereof
Specified Currency:	U.S. dollars	Survivor's Option:	No
Redemption Percentage at	100%	CUSIP:	61760LCJ2
Maturity:
Interest Rate:	4.125% per annum (calculated	Other Provisions:	None
on a 30/360 day count basis)

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837. You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 21, 2011                                Prospectus dated November 21, 2011

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this term sheet or the accompanying prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MORGAN STANLEY